Exhibit 99.1

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

As used in this exhibit, “Cardinal Health,” the “Company,” “we,” “our,” “us” and similar pronouns refer to Cardinal Health, Inc. and its subsidiaries, unless the context requires otherwise. Our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 (the “2010 Form 10-K”), our Annual Report to Shareholders, any quarterly report on Form 10-Q or any of our current reports on Form 8-K (along with any exhibits to such reports as well as any amendments to such reports), our press releases, or any other written or oral statements made by or on behalf of us, may include directly or by incorporation by reference forward-looking statements which reflect our current view (as of the date such forward-looking statement is first made) with respect to future events, prospects, projections or financial performance. The matters discussed in these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied in or by such statements. These risks and uncertainties include, but are not limited to:

•	competitive pressures in the markets in which we operate, including pricing pressures;

•	increasing consolidation in the healthcare industry, which could give the resulting enterprises greater bargaining power and may increase pressure on prices for our products and services;

•	uncertainties due to government healthcare reform, including the impact of the recently enacted health care reform legislation;

•	legislative changes to the prescription drug reimbursement formula and related reporting requirements for generic pharmaceuticals under Medicaid;

•	the loss of or material reduction in purchases by, or default by one or more key customers;

•	the loss of, or default by, one or more key suppliers for which alternative suppliers may not be readily available;

•	unfavorable changes to the terms of key customer or supplier relationships, or changes in customer mix;

•	changes in manufacturers’ pricing, selling, inventory, distribution or supply policies or practices, including policies concerning price appreciation;

•	changes in hospital buying groups or hospital buying practices;

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changes in the frequency or magnitude of branded pharmaceutical price appreciation or generic pharmaceutical price deflation, restrictions in the amount of inventory available to us, or changes in the timing of generic launches or the introduction of branded pharmaceuticals;

•	uncertainties relating to market conditions for pharmaceuticals;

•	uncertainties relating to demand for our products and services;

•	changes in the distribution or outsourcing pattern for pharmaceutical and medical/surgical products and services, including an increase in direct distribution;

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the costs, difficulties and uncertainties related to the integration of acquired businesses, including liabilities related to the operations or activities of such businesses prior to their acquisition;

•	our ability to successfully integrate and grow acquired businesses, including our ability to achieve the expected benefits from the acquisition of P4 Healthcare;

•	uncertainties related to any divestitures, including difficulties in finding buyers or alternative exit strategies at acceptable prices and terms and in a timely manner;

•	our ability to introduce and market new products and our ability to keep pace with advances in technology;

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changes in laws and regulations or in the interpretation or application of laws or regulations, as well as possible failures to comply with applicable laws or regulations as a result of possible misinterpretations or misapplications;

•	the continued financial viability and success of our customers, suppliers and franchisees;

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actions of regulatory bodies and other governmental authorities, including the U.S. Drug Enforcement Administration, the U.S. Food and Drug Administration, the U.S. Nuclear Regulatory Commission, the U.S. Department of Health and Human Services, various state boards of pharmacy, state health departments, and state insurance departments or comparable agencies that could delay, limit or suspend product development, manufacturing, distribution or sales or result in warning letters, recalls, seizures, injunctions and monetary sanctions;

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costs or claims resulting from potential errors or defects in our manufacturing, compounding, repackaging, information systems or pharmacy management services that may injure persons or damage property or operations, including costs from remediation efforts or recalls;

•	the results, costs, effects or timing of any commercial disputes, patent infringement claims, or other legal proceedings;

•	the costs, effects, timing or success of restructuring programs or plans;

•	increased costs for commodities used in the Medical segment including various components, compounds, raw materials or energy such as oil, oil-related and other commodities;

•	shortages in commodities, components, compounds, raw materials or energy used by our businesses, including supply disruptions of radioisotopes;

•	the risks of counterfeit products in the supply chain;

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risks associated with global operations, including the effect of local economic environments, inflation, recession, currency volatility and global competition, in addition to risks associated with compliance with U.S and international laws relating to global operations;

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difficulties or delays in the development, production, manufacturing, sourcing and marketing of new or existing products and services, including difficulties or delays associated with obtaining requisite regulatory consents or approvals associated with those activities;

•	disruption or damage to or failure of our information or controls systems;

•	uncertainties relating to general political, business, industry, regulatory and market conditions;

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risks associated with the spin-off of CareFusion Corporation (“CareFusion”), including risks of non-performance under spin-off agreements, and risks relating to adverse tax consequences to us and/or our shareholders;

•	other factors described in “Item 1A: Risk Factors” of the Form 10-Q for the period ended September 30, 2010.

The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” and similar expressions generally identify “forward-looking statements,” which speak only as of the date the statement was made, and also include statements reflecting future results or guidance, statements of outlook and tax accruals. We undertake no obligation to update or revise any forward-looking statements, except to the extent required by applicable law.